Exhibit 10.1

Confidential Treatment Requested

Certain portions of this exhibit, as indicated by ***, have been omitted, pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The omitted materials have been separately filed with the Securities and Exchange Commission.

Exclusive Sales Agreement (“Agreement”)

This exclusive sales agreement has been put into effect on 1st of November, 2011 (hereinafter referred to as “Effective Date”) between Nissha Printing Co., Ltd., a company incorporated and existing under the laws of Japan and having its principal office at 3 Mibu Hanai-cho, Nakagyo-ku, Kyoto-city, 604-8551, Japan (hereinafter referred to as “NISSHA”) and Applied DNA Sciences, Inc., a company incorporated and existing under the laws of Delaware and having its principal office at 25 Health Sciences Drive, Suite 215, Stony Brook, New York, 11790, U.S.A. (hereinafter referred to as “APDN”).

WHEREBY IT IS AGREED AS FOLLOWS:

Article 1 (Grant of exclusive sales right)

APDN hereby grants NISSHA an exclusive right in the Area (as defined in Article 2 below) specifically for the Use Application (as defined in Article 2 below), to sell APDN’s SigNature DNA using specific ink and its related products (hereinafter referred to as “Products”).

NISSHA may purchase the Products from APDN pursuant to the terms and conditions described hereinafter and sell the Products to its own customers. The terms and conditions on the transactions between NISSHA and its customers shall be determined at NISSHA’s own discretion.

Article 2 (Area and Use Application)

Area:  Asia as listed in Exhibit 1
Use Application: fish, fruit, publication, wood applications and any other applications to be agreed at a later date. APDN hereby grants to NISSHA the non-exclusive right to cosmetics in the Area for the Term of the Agreement.

Article 3 (Exclusivity)

The initial period of exclusivity will be for three years, beginning on November, 1st 2011. In order for Nissha to maintain exclusivity, Nissha agrees to pay a fee of $*** payable upon execution of this Agreement and $*** payable six months after execution of this Agreement.  Unless otherwise agreed by both parties, the payment terms of the said fee shall be by T/T remittance within 30 days after invoice date. (Such invoice date shall be the earlier of November, 1st, 2011 and on or after the execution date of this Agreement, as the case may be.)

Article 4 (Minimum Sales Target)

NISSHA agrees to pay the Annual Fee and meet minimum sales targets (“Minimum Sales Target”) for each year of this Agreement in order to maintain exclusivity:

Confidential Treatment Requested

For the avoidance of doubt, the amount of any material and/or service sold to NISSHA by APDN shall be included in calculating the said minimum sales targets regardless of the relevance of the NISSHA AUTHENTICATION MARK Agreement executed between the parties hereto. The $*** Annual Fee payable to APDN by NISSHA per the NISSHA Authentication Mark Agreement is included in the calculation of Minimum Sales Target for each year of this Agreement.

Year 1 (from .November 1st, 2011 to October 31st, 2012): ***
Year 2 (from November 1st, 2012 to October 31st, 2013): ***
Year 3 (from November 1st, 2013 to October 31st, 2014): ***

Unless otherwise agreed by both parties, the payment terms of Annual Fee shall be by T/T remittance within 30 days after invoice date. (Such invoice date shall be on or after November 1st, 2012 for Year 2, on or after November 1st, 2013 for Year 3.)

Should NISSHA fail to meet the said Minimum Sales Target for Year 2, Nissha may pay the shortfall in Year 2 to APDN before October 31st, 2013 to maintain exclusivity. If Nissha does not pay the shortfall before October 31st, 2013, Nissha will no longer have exclusivity in Year 3. In this case, Nissha shall be released from obligations of payment of Annual Fee and Minimum Sales Target for Year 3.

Should NISSHA fails to meet the Minimum Sales Target in Year 3, NISSHA shall pay the total amount of the shortfall in Year 3 to APDN before October 31st, 2014.

Article 5 (Order terms)

NISSHA must place written purchase orders (“Purchase Orders”) with APDN. The date of the order, name of ordered Products, quantity, expected date of delivery, place of delivery and method of delivery, unit Price and total Price determined by mutual separate agreement shall be stipulated in the Purchase Orders. APDN shall provide NISSHA with written confirmation of the Purchase Orders or written reply by e-mail whether or not APDN accepts the Purchase Orders within five (5) business days after receipt of such relevant Purchase Order. In the event that no confirmation of the Purchase Orders or written reply is made by APDN to NISSHA within the said period, such Purchase Orders shall be deemed to be accepted. APDN shall guarantee that the specifications of the Products are in compliance with the ones agreed between the parties.

Article 6 (Payment terms)

Unless otherwise agreed by both parties, the payment terms of the Products shall be by T/T remittance within 30 days after invoice date.

Article 7 (Title and Risk of Loss)

APDN shall ship Products in accordance with each accepted Purchase Order, subject to the terms and conditions of this Agreement.  Delivery of Products shall be made F.O.B. at the loading dock of the APDN’s US facility on the dates specified in the applicable Purchase Order. Title to, and risk of loss for, Products shall pass to NISSHA at the time of delivery of possession of the Products to a common carrier.

Confidential Treatment Requested

When NISSHA is required to deliver related samples to APDN (upon specific request by APDN), such delivery shall be made F.O.B. Osaka.

The first ten authentication samples per year shall be provided to NISSHA for no additional cost upon the payment of the $*** Annual Fee as referenced in the NISSHA AUTHENTICATION MARK agreement.  Each authentication after that shall be at a cost of $*** per authentication to NISSHA.

Article 8 (Report on Competitive Transaction)

If APDN wishes to provide the Products to any company other than NISSHA in the Area for the Use Application, APDN shall report to NISSHA beforehand.

Article 9 (Trademark)

NISSHA may use APDN’s trademark listed in Exhibit 2 without charge if needed.

Article 10 (Term)

This Agreement shall come into force on the Effective Date and shall continue in effect until October 31st, 2014.

Article 11 (Termination)

This Agreement may be terminated at any time by mutual written agreement of the both parties.

(a)           Notwithstanding the foregoing, NISSHA may terminate this Agreement in the event that (i) Dr. James A. Hayward has ceased to be involved in the performance of this Agreement in APDN or has left APDN. (ii) the ownership or control of APDN has changed or fifty percent (50%) of APDN’s assets or stock has been acquired by any business entity which develops, manufactures or distributes products or renders services, competing with the business activities of NISSHA’s Industrial Materials and Devices Business Unit.

(b)           This Agreement will terminate immediately and without notice upon the commencement of a voluntary or involuntary proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution, or similar law, or the appointment of a trustee, custodian, sequestrator, liquidator, receiver, or similar official with respect to either party, or the winding-up or liquidation of either party.

(c)           Either party may terminate this Agreement if the other party fails to perform its obligations and undertakings of this Agreement, or otherwise commits a breach of this Agreement, and such default or breach is not cured within fourteen (14) days after written notice thereof.

Termination of this Agreement caused by (a) (b) or (c) above will not release any party from any liability that has already accrued at the time of termination or that thereafter may accrue with respect to any act or omission arising either prior to such termination or after such termination when there is a continuing obligation under this Agreement.

Confidential Treatment Requested

Article 12 (Confidentiality)

Both parties shall comply with the Confidentiality Agreement executed between the parties on 1st of October, 2008.

Article 13 (Governing law. Dispute Resolution)

This Agreement shall be governed by, and construed in accordance with the laws of the State of New York. Any disputes between parties relating to or arising in connection with this Agreement shall be finally settled by arbitration in accordance with the rules of Conciliation and Arbitration of the International Chamber of Commerce. The place of arbitration shall be Osaka, Japan, in case NISSHA is the respondent, and New York, U.S.A., in case APDN is the respondent. The language of the proceeding shall be English and the award shall be final and binding upon all parties and judgment upon the award may be entered in any court having jurisdiction thereof.

1)(Entire Agreement).  This Agreement and the Nissha Authentication Mark Agreement executed December 14, 2009 between Nissha and APDN and the Confidentiality Agreement executed between the parties on October 1, 2008 constitute the entire understanding of the Parties, and revoke and supersede all prior agreements between the Parties and are intended as a final expression of their Agreement.  This Agreement shall not be modified or amended except in writing signed by authorized representatives of the Parties hereto and specifically referring to this Agreement.  This Agreement shall take precedence over any other documents which may conflict with this Agreement.

Article 15 (No Waiver)

Waiver of breach or failure to strictly enforce the terms of this Agreement shall not preclude a party from asserting a subsequent or continuing breach or from otherwise requiring strict conformance with the terms of this Agreement.

Article 16 (Severability)

If for any reason any provision of this Agreement, including without limitation any provision relating to the termination of this Agreement, shall be deemed by a court of competent jurisdiction, to be legally invalid or unenforceable in any jurisdiction to which it applies, the validity of the remainder of the Agreement will not be affected and that provision will be deemed modified to the minimum extent necessary to make that provision consistent with applicable law, and in its modified form, that provision will then be enforceable.

Article 17 (Notice)

All notices, requests, offers and other communications required or permitted to be made under this Agreement shall be in writing and shall be deemed to have been duly given (i when received if personally delivered; (ii) the delivery date specified on the shipping manifest if sent by a recognized overnight delivery service (e.g., Federal Express); or (iii) upon receipt, if sent by certified or registered mail, return receipt requested.  In each case notice shall be sent to the address below or such other address as either party most recently may have designated in writing to the other party in accordance with this Article.

Confidential Treatment Requested

NISSHA:	Nissha Printing Co., Ltd. Attn: Shinya Takeuchi 3 Mibu Hanai-cho, Nakagyo-ku, Kyoto Zip: 6048551, Japan	APDN:	Applied DNA Sciences Inc. Attn: Kurt Jensen 25 Health Sciences Drive Suite 215, Stony Brook, New York

Article 18 (Execution In Counterparts)

This Agreement may be executed in counterparts, each of which may be deemed an original, but all of which together will constitute one and the same agreement.

Article 19 (Section Headings)

The headings of the articles, paragraphs and exhibits herein are for the parties’ convenient reference only and do not define or limit any of the terms or provisions hereof.  Exhibits and other documents referred to in this Agreement are an integral part hereof, unless the context of such reference indicates otherwise.

IN WITNESS WHEREOF, two (2) copies of this Agreement shall be executed on the date specified at the outset by duly authorized representatives of both parties, each party retaining a copy thereof.

For NISSHA: Signature: /s/ Keiji Kishi Name: Keiji Kishi Title: Senior Vice President Date: 10/28/2011	For APDN: Signature: /s/ Kurt Jensen Name: Kurt Jensen Title: Chief Financial Officer Date: 10/31/2011

Confidential Treatment Requested

Exhibit 1

People’s Republic of China
India
Indonesia
Japan
Korea
Malaysia
Mongolia
Myanmar
Nepal
Philippines
Russia
Saudi Arabia
Singapore
Sri Lanka
Thailand
Vietnam
Taiwan
Hong Kong
Makau

Confidential Treatment Requested

Exhibit 2
APDN’s Trademark

SigNature DNA